Exhibit 99.1

Aspen Insurance Holdings Limited: Director and Management Changes

Hamilton, Bermuda, February 7, 2013 – Aspen Insurance Holdings Limited (“Aspen” or “the Company”) (NYSE: AHL) is announcing today some directorate and management changes.

Julian Cusack has decided that after over ten years with Aspen, it is the right time for him to step down as Chief Risk Officer. This is effective immediately and he will also be stepping down from the Board at the Company’s Annual General Meeting on April 24, 2013. Julian is a co-founder of Aspen and has held a number of positions within the Company, including as Chief Financial Officer, Chairman of Aspen Bermuda Limited (“ABL”) and most recently as Chief Risk Officer. Julian, who has been a Director since 2002, will remain with the Company with responsibility for strategic projects and as Chairman of ABL.

Stephen Postlewhite, currently Aspen’s Head of Risk, will be taking over from Julian as Chief Risk Officer. Stephen has been with the Company since 2003 and was acting Chief Risk Officer from February to October 2012 while Julian assumed the role of acting Chief Financial Officer during Aspen’s search for a permanent CFO.

Chris O’Kane, Aspen’s Chief Executive Officer, said: “Julian has been an invaluable member of our Executive Management team for the past decade and no one has done more to ensure that our capital and risk management framework has remained robust and resilient, particularly during prolonged periods of economic and market uncertainty. He has made an enormous contribution to Aspen’s growth and development and we are delighted that he is staying with us and retaining responsibility for strategic projects and as Chairman of ABL.”

He continued: “We are very fortunate to have in Stephen Postlewhite someone with a wealth of experience who will be able to step into Julian’s role seamlessly, having undertaken the position on an acting basis for much of 2012. I look forward to working with Stephen again in this capacity.”

Aspen also announces that Gordon Ireland has been appointed as a non-executive director of the Company. Gordon has been Chief Executive and a Director of L&F Indemnity Holding Company, the captive insurance company for PricewaterhouseCoopers (“PwC”), since July 2010. Prior to this, he spent his career with PwC and its predecessor firms. Gordon was a PwC Partner for 24 years and led the audits for a number of major quoted insurance companies and other financial services organizations. In addition to his client responsibilities, Gordon has considerable technical leadership experience having chaired PwC’s global international insurance accounting group as well as management experience having been a member of PwC’s UK supervisory board.

In addition, Ian Cormack has decided to step down from the Board and as Chair of Aspen’s Audit Committee and as a member of the Company’s Risk and Compensation Committees with effect from the Annual General Meeting on April 24, 2013. Ian has been a non-executive director of the Company since 2003.

Glyn Jones, Chairman of Aspen, said: “I would like to thank Ian for his very significant contribution to the Company over the past ten years. His broad ranging international experience, financial knowledge and business acumen have greatly benefited the Company and on behalf of the Board, I wish him well for the future.”

He continued: “I am delighted that Gordon is joining the Aspen Board. His wealth of accounting experience and deep knowledge of the insurance and broader financial services sector will be a great asset to Aspen.”

Chris O’Kane, Chief Executive Officer of Aspen, added: “I would like to express my gratitude to Ian for bringing the wealth of experience he gained while working in complex global financial institutions to bear for the benefit of Aspen. In particular, he has helped me enormously in creating the right organizational design and managerial infrastructure which has underpinned Aspen’s development and growth into a successful global specialty insurer and reinsurer.”

He concluded: “I would also like to welcome Gordon to the Aspen Board and I look forward to working with him.”

- ENDS -

About Aspen Insurance Holdings Limited

Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Germany, Ireland, Singapore, Switzerland, the United Kingdom and the United States. For the year ended December 31, 2011, Aspen reported $9.5 billion in total assets, $4.5 billion in gross reserves, $3.2 billion in shareholders’ equity and $2.2 billion in gross written premiums. Its operating subsidiaries have been assigned a rating of “A” (“Strong”) by Standard & Poor’s, an “A” (“Excellent”) by A.M. Best and an “A2” (“Good”) by Moody’s Investors Service.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995

This press release may contain written “forward-looking statements” within the meaning of the U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” “estimate,” “may,” “continue,” and similar expressions of a future or forward-looking nature.

All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside Aspen’s control that could cause actual results to differ materially from such statements, including changes in market conditions and their impact on our business. For a detailed description of uncertainties and other factors that could impact the forward-looking statements in this press release, please see the “Risk Factors” section in Aspen’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the U.S. Securities and Exchange Commission on February 28, 2012. Aspen undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information

Please visit www.aspen.co or contact:

Media
North America – Abernathy MacGregor	International – Citigate Dewe Rogerson
Allyson Vento	Caroline Merrell or Jos Bieneman
amv@abmac.com	caroline.merrell@citigatedr.co.uk
+1 212 371 5999	jos.bieneman@citigatedr.co.uk
+44 20 7638 9571

Investors

Kerry Calaiaro, Senior Vice President, Investor Relations, Aspen

Kerry.Calaiaro@aspen.co

+1 646 502 1076

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